Exhibit 99.1
FOR IMMEDIATE RELEASE
Contact:
Gregg Waldon
Chief Financial Officer
gregg.waldon@softbrands.com
612-851-1805
Susan Eich
Vice President, Corporate Communications
susan.eich@softbrands.com
612-851-6205
SOFTBRANDS ANNOUNCES THIRD QUARTER FISCAL 2008 RESULTS
MINNEAPOLIS, Minn. — Aug. 6, 2008 — SoftBrands, Inc. (Amex: SBN), a global supplier of enterprise application software, today announced its financial results for the third quarter of fiscal 2008, ended June 30, 2008.
Revenues for third quarter fiscal 2008 increased 15.8 percent to $27.4 million, compared with $23.6 million in the prior year quarter. License revenue was 15.6% of total revenues in the current quarter, compared with 18.1% in third quarter fiscal 2007. Maintenance revenue was 52.5% of total revenues in the current quarter, compared with 61.1% of revenues in third quarter fiscal 2007. Professional services revenue was 26.2% of total revenues in the quarter, compared with 17.2% in the prior year quarter.
SoftBrands reported operating income of $3.8 million in the third quarter of fiscal 2008, compared with an operating loss of $(1.4) million in the fiscal 2007 quarter. The company reported a net loss available to common shareholders of $(0.1) million, or $(0.00) per diluted share, compared with a net loss available to common shareholders of $(2.1) million, or $(0.05) per diluted share, for third quarter fiscal 2007. The prior year’s quarter includes the impact of a $1.6 million charge associated with restructuring activities in the company’s manufacturing business.
“We are pleased with our performance in the third quarter, which was our largest revenue quarter in the company’s history, reflecting the impact of large group contracts in our hospitality business and strength in our consulting businesses,” said Randy Tofteland, SoftBrands’ president and chief executive officer. “In addition, both of our businesses contributed to our strong operating profit performance in the quarter.”

SoftBrands today updated its guidance for fiscal 2008 for GAAP revenue of approximately $100 million and operating income of 4% to 5% of revenues.
Highlights of the third quarter and other recent developments include:
— SoftBrands today announced in a separate news release that it has appointed Jo-Ann (Jo) Masters senior vice president and general manager, Hospitality. She will assume the role from Steve VanTassel, the current leader of the business, effective Oct. 1, 2008. Masters is currently vice president and general manager, SoftBrands Hospitality Americas.
— HyperTec Systems, a computer electronics manufacturer based in Quebec, selected SoftBrands and its FourthShift Edition for SAP Business One solution. The 100-seat contract represents one of the largest SAP Business One deals in North America.
— SoftBrands was named SAP’s first Extended Business Network Partner, which will allow SoftBrands to recruit its own SAP Business One/Fourth Shift Edition partners. The company expects that this will result in larger revenue opportunities for its channel business.
In the company’s manufacturing business, third quarter fiscal 2008 revenues were $12.5 million, compared with $13.0 million in third quarter fiscal 2007. Third quarter fiscal 2008 operating income in manufacturing was $2.7 million, compared with $0.5 million in the prior year’s quarter which included $1.6 million in restructuring charges.
“Our manufacturing business delivered strong profitability in the quarter. Our SAP business grew as a percentage of our total revenue, but we are not yet at the point where our SAP business is fully offsetting the natural attrition in our base business,” said Tofteland. “In the fourth quarter, we expect stronger license performance from the manufacturing business. In fiscal 2009 we expect our manufacturing business to deliver top-line growth as revenue growth accelerates in our SAP business.”
In the company’s hospitality business, third quarter fiscal 2008 revenues were $14.9 million, compared with $10.6 million in the prior year’s quarter. In third quarter fiscal 2008 SoftBrands’ hospitality business posted operating income of $1.1 million, compared with an operating loss of $1.9 million in the prior year’s quarter.
“Our hospitality business posted its highest revenue quarter ever, with double-digit increases in license and professional services revenue,” said Tofteland. “Hospitality’s results included significant revenue from Red Roof Inns, which will continue to have a material positive impact on our results for the next nine to 12 months.”
From a geographic perspective, 65% of revenues were generated in the Americas in the quarter; 20% in the EMEA region; and 15% in the Asia Pacific region. This compares to a respective mix of 53%, 26% and 21% in the prior year’s quarter.

Nine Month Results
SoftBrands revenues for the first nine months of fiscal 2008 were $73.3 million, compared with $70.0 million in the fiscal 2007 period. SoftBrands reported operating income of $1.8 million for the first nine months of fiscal 2008, compared with an operating loss of $(1.8) million for the fiscal 2007 period. The company reported a net loss available to common shareholders in the fiscal 2008 period of $(1.3) million, or $(0.03) per diluted share, compared with a loss of $(5.4) million, or $(0.13) per diluted share in the fiscal 2007 nine-month period.
Cash and Liquidity
As of June 30, 2008, SoftBrands had $12.0 million in cash and cash equivalents, an increase from $9.4 million at the end of the previous quarter. SoftBrands’ total current assets, which include accounts receivable, increased to $41.6 million from $39.0 million at the end of the previous quarter. Deferred revenue was $26.6 million at the end of the third quarter, a decrease from $29.9 million at the end of the previous quarter.
Conference Call
SoftBrands will hold its third quarter earnings conference call at 5:00 pm Eastern Time today, Aug. 6, 2008. Interested parties may listen to the call by dialing 866-831-6267 or international 617-213-8857 (passcode: 89825725) A live webcast will also be available at SoftBrands’ website at http://www.softbrands.com. A replay will be available approximately one hour after the conference call concludes and will remain available through Aug. 13, 2008. The replay number is 888-286-8010 and international 617-801-6888 (passcode: 55377240). The webcast will be archived on SoftBrands’ website for approximately one year.
Forward-Looking Statements
All statements other than historical facts included in this release regarding future operations are subject to the risks inherent in predictions and “forward-looking statements.” These statements are based on the beliefs and assumptions of management of SoftBrands and on information currently available to us. Nevertheless, these forward-looking statements should not be construed as guarantees of future performance. They involve risks, uncertainties, and assumptions identified in filings by SoftBrands with the SEC, including, but not limited to, the following:
•	Changes in the economy, natural disasters, disease or other events that affect the manufacturing and hospitality segments or the geographies we serve;

•	Our increasing dependence upon our relationship with SAP;

•	Our ability to continue to satisfy covenants with our lender;

•	Our ability to timely complete and introduce, and the market acceptance of our new products;

•	Our ability to properly document our sales consistent with the manner in which we recognize revenue;

•	Our ability to manage international operations;

•	Our ability to maintain and expand our base of clients on software maintenance programs;

•	The effects of and our ability to rapidly adapt to changes in standards for operating systems, databases and other technologies; and

About SoftBrands
SoftBrands, Inc. is a leader in providing software solutions for businesses in the manufacturing and hospitality industries worldwide. The company has established a global infrastructure for distribution, development and support of enterprise software, and has approximately 5,000 customers in more than 100 countries actively using its manufacturing and hospitality products. SoftBrands, which has approximately 775 employees, is headquartered in Minneapolis, Minn., with branch offices in Europe, India, Asia, Australia and Africa. Additional information can be found at http://www.softbrands.com.
Tables Follow

SoftBrands, Inc.
Consolidated Balance Sheets

	June 30,	September 30,
	2008	2007
(In thousands, except share and per share data)	(Unaudited)
ASSETS

Current assets:
Cash and cash equivalents	$12,022	$8,682
Accounts receivable, net	24,537	15,683
Prepaid expenses and other current assets	5,083	4,474

Total current assets	41,642	28,839
Furniture, fixtures and equipment, net	2,163	2,602
Goodwill	36,340	37,271
Intangible assets, net	5,133	7,433
Other long-term assets	487	439

Total assets	$85,765	$76,584

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Current portion of long-term obligations	$3,439	$3,510
Revolving loan	7,115	1,585
Accounts payable	4,122	4,554
Accrued expenses	8,919	8,329
Accrued restructuring costs	273	423
Deferred revenue	26,643	21,015
Other current liabilities	2,704	2,354

Total current liabilities	53,215	41,770
Long-term obligations	13,510	16,082
Other long-term liabilities	687	832

Total liabilities	67,412	58,684

Commitments and contingencies
Stockholders’ equity:
Series A and undesignated preferred stock, $.01 par value; 10,647,973 shares authorized; no shares issued or outstanding	—	—
Series B convertible preferred stock, $.01 par value; 4,331,540 shares authorized, issued and outstanding; liquidation value of $4,591	5,068	5,068
Series C-1 convertible preferred stock, $.01 par value; 18,000 shares authorized, issued and outstanding; liquidation value of $18,000 plus unpaid dividends of $728 and $368, respectively	18,000	18,000
Series D convertible preferred stock, $.01 par value; 6,673 shares authorized, 6,000 shares issued and outstanding; liquidation value of $6,000 plus unpaid dividends of $242 and $123, respectively	5,051	5,051
Common stock, $.01 par value; 110,000,000 shares authorized; 41,883,952 and 41,391,043 shares issued and outstanding, respectively	419	414
Additional paid-in capital	174,370	174,009
Accumulated other comprehensive loss	(864)	(811)
Accumulated deficit	(183,691)	(183,831)

Total stockholders’ equity	18,353	17,900

Total liabilities and stockholders’ equity	$85,765	$76,584

SoftBrands, Inc.
Consolidated Statements of Operations

	Three Months Ended		Nine Months Ended
	June 30,		June 30,
	2008	2007	2008	2007
(In thousands, except per share data)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Revenues:
Software licenses	$4,278	$4,274	$11,287	$12,607
Maintenance and support	14,360	14,431	41,437	41,670
Professional services	7,177	4,071	16,794	13,416
Third-party software and hardware	1,548	845	3,749	2,348

Total revenues	27,363	23,621	73,267	70,041

Cost of revenues:
Software licenses	499	904	1,677	2,133
Maintenance and support	3,907	4,058	12,063	12,157
Professional services	4,199	3,952	12,214	12,585
Third-party software and hardware	1,535	772	3,452	1,913

Total cost of revenues	10,140	9,686	29,406	28,788

Gross profit	17,223	13,935	43,861	41,253

Operating expenses:
Selling and marketing	4,578	5,341	14,498	15,316
Research and product development	4,305	3,399	12,150	10,574
General and administrative	4,556	4,989	15,437	15,508
Restructuring related charges	—	1,630	25	1,630

Total operating expenses	13,439	15,359	42,110	43,028

Operating income (loss)	3,784	(1,424)	1,751	(1,775)

Interest expense	(303)	(492)	(1,291)	(1,436)
Other income (expense), net	183	(118)	693	(158)

Income (loss) before provision for (benefit from) income taxes	3,664	(2,034)	1,153	(3,369)

Provision for (benefit from) income taxes	3,236	(387)	1,013	586

Net income (loss)	428	(1,647)	140	(3,955)

Preferred stock dividends	(485)	(485)	(1,461)	(1,467)

Net loss available to common shareholders	$(57)	$(2,132)	$(1,321)	$(5,422)

Basic and diluted loss per common share	$(0.00)	$(0.05)	$(0.03)	$(0.13)

Weighted-average common shares outstanding:
Basic and diluted	41,880	41,283	41,708	41,264

SoftBrands, Inc.
Supplemental Financial Information
(Unaudited, in thousands)
Revenues and Operating Income (Loss)

	Three Months Ended June 30,
	2008		2007		% Change
		Operating		Operating		Operating
		Income		Income		Income
	Revenues	(Loss)	Revenues	(Loss)	Revenues	(Loss)
Manufacturing	$12,463	$2,708	$12,973	$462	-3.9%	486.1%
Hospitality	14,900	1,076	10,648	(1,886)	39.9%	157.1%

Total	$27,363	$3,784	$23,621	$(1,424)	15.8%	365.7%

	Nine Months Ended June 30,
	2008		2007		% Change
		Operating		Operating		Operating
		Income		Income		Income
	Revenues	(Loss)	Revenues	(Loss)	Revenues	(Loss)
Manufacturing	$36,939	$6,706	$37,813	$2,453	-2.3%	173.4%
Hospitality	36,328	(4,955)	32,228	(4,228)	12.7%	-17.2%

Total	$73,267	$1,751	$70,041	$(1,775)	4.6%	198.6%

Revenues by Segment and Type

	Three Months Ended June 30,
	2008			2007
	Manufacturing	Hospitality	Total	Manufacturing	Hospitality	Total
Software licenses	$1,346	$2,932	$4,278	$1,786	$2,488	$4,274
Maintenance and support	7,873	6,487	14,360	8,522	5,909	14,431
Professional services	3,015	4,162	7,177	2,470	1,601	4,071
Third-party software and hardware	229	1,319	1,548	195	650	845

Total	$12,463	$14,900	$27,363	$12,973	$10,648	$23,621

	Nine Months Ended June 30,
	2008			2007
	Manufacturing	Hospitality	Total	Manufacturing	Hospitality	Total
Software licenses	$4,077	$7,210	$11,287	$4,468	$8,139	$12,607
Maintenance and support	23,786	17,651	41,437	24,479	17,191	41,670
Professional services	8,588	8,206	16,794	8,276	5,140	13,416
Third-party software and hardware	488	3,261	3,749	590	1,758	2,348

Total	$36,939	$36,328	$73,267	$37,813	$32,228	$70,041

SoftBrands, Inc.
Supplemental Financial Information
(Unaudited, in thousands)
Revenues by Segment and Geography

	Three Months Ended June 30,
	2008			2007
	Manufacturing	Hospitality	Total	Manufacturing	Hospitality	Total
Americas	$7,659	$10,270	$17,929	$7,584	$5,015	$12,599
Europe, Middle East and Africa	3,243	2,103	5,346	3,545	2,490	6,035
Asia Pacific	1,561	2,527	4,088	1,844	3,143	4,987

Total	$12,463	$14,900	$27,363	$12,973	$10,648	$23,621

	Nine Months Ended June 30,
	2008			2007
	Manufacturing	Hospitality	Total	Manufacturing	Hospitality	Total
Americas	$22,330	$23,506	$45,836	$21,976	$19,010	$40,986
Europe, Middle East and Africa	9,904	6,437	16,341	10,660	7,100	17,760
Asia Pacific	4,705	6,385	11,090	5,177	6,118	11,295

Total	$36,939	$36,328	$73,267	$37,813	$32,228	$70,041